EXHIBIT 10.18

                            2006 EXECUTIVE BONUS PLAN

         Our Executive Bonus Plan for 2006 is designed to provide an annual incentive bonus to executive officers based on the achievement of certain financial objectives, as well as achievement of personal objectives. The financial objectives are set annually by our Board of Directors. Payments under the bonus plan that are based on the achievement of the following financial objectives: revenue, net income, same store sales increases, increase in system-wide locations, and retention/turnover percentage.

         The Chief Executive Officer and Chief Financial Officer may receive bonuses of up to 103% of their base salary for achieving financial objectives, and up to an additional 20% of base salary for achieving of personal objectives. Other executive officers may receive bonuses of up to 76% of their base salary for achieving financial objectives, and up to an additional 15% of their base salary for achieving personal objectives. The level of financial objective bonus received varies based upon the percentage of the objective that we achieve. If a certain minimum percentage for an objective is not achieved, no bonus is paid for that objective.